Exhibit 10.37


                        OFFICER BENEFITS
           UAL CORPORATION AND UNITED AIR LINES, INC.


Welfare Benefits

Each officer of United and UAL is eligible to receive "split-dollar" life insurance and 24-hour all-risk accidental death and dismemberment ("AD&D") insurance. Under the split-dollar program, officers receive whole life coverage equal to approximately three times base salary less $50,000. UAL and United pay the entire premium for the first seven years, partly with cash and partly with loans against the policy's cash value. UAL and United recover their payments from the cash value of the policy in the eighth policy year, or when the policy is paid up. The AD&D insurance pays a $250,000 benefit upon the accidental death or dismemberment of the insured.

Officers are covered by a self-insured supplemental long term disability plan which provides a supplement to the Company's disability benefit for certain management employees equal to 50% of monthly pay in excess of $20,000.

Company Cars

Designated senior officers are entitled to the personal use of cars owned or leased by United.

Club Memberships

United pays the cost of social club memberships of designated senior officers only upon approval by the Chairman and Chief
Executive Officer.

Travel Benefits

Free travel is provided on United for active and retired officers of UAL and United and their spouses and dependent children, and payments are made to federal and state tax authorities with respect to the imputed tax liability on up to $12,000 in value of travel benefits for active officers, and up to $6,000 for retired officers. This benefit also includes admission to United's Red Carpet Club. Active officers who are also directors of UAL received the benefits provided to active directors.

Financial Advisory Services

Each officer of UAL and United at the Senior Vice President level and above are entitled to receive reimbursement for costs incurred for professional financial counseling in the areas of cash management, taxes, investments,, insurance and estate planning. Reimbursement is limited to $7,000 in the first year the officer is admitted to the program, and to $4,000 per year thereafter. Unused reimbursements may be carried over and used in succeeding years.